[GRAPHIC OMITTED]                                                                            News Release

FOR IMMEDIATE RELEASE
                                                             Contact:  EIX Corporate Communications, (626) 302-1033
                                                                                                     www.edison.com

                                            EDISON INTERNATIONAL AGREES TO SELL
                                        EDISON SELECT TO ADT SECURITY SERVICES, INC.

         ROSEMEAD,  Calif., June 28, 2001 - - Edison  International (NYSE: EIX) announced today that it has entered
into  an  agreement  to  sell  Edison  Select,  a  wholly  owned  subsidiary  of  Edison   Enterprises  and  Edison
International,  to ADT Security  Services,  Inc., a unit of Tyco International Ltd. Terms of the agreement were not disclosed.  Proceeds  from the sale will be used to pay down debt  maturing  this year at Edison  International  as part of a recently announced refinancing plan.

         Edison Select,  formed in 1996,  provides  unregulated  services to  predominantly  residential  customers through its two major business  lines,  Edison  Security and Edison OnCall.  Edison  Security,  formed in 1997, has quickly  become one of the largest  providers  of  residential  security  services in Southern  California,  and is currently the sixth largest  residential  alarm monitoring  company in the U.S. Edison OnCall provides  residential electrical  warranty repair services.  Edison Select  generated  annual revenues of  approximately  $154 million at year-end 2000.

         Significant  operational  improvements  at Edison Select in recent years have positioned the Company to be an  attractive  addition to ADT's  well-established  customer  base.  The sale of Edison  Select  also  complements
Edison International's long-term strategy of focusing on energy related markets.

         ADT Security Services, Inc. a unit of Tyco Fire and Security Services, is the largest single provider of electronic security services to nearly 3 million commercial, federal and residential customers throughout North
America and Europe.  ADT's total security solutions include intrusion, fire protection, closed circuit television, access control, critical condition monitoring and integrated systems.

         Edison  International  was advised by Lehman Brothers,  Inc. The transaction is targeted for completion by mid-August.

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         Based in Rosemead, Calif., Edison International is the parent company of Southern California Edison,
Edison Mission Energy, Edison Capital, Edison O&M Services, and Edison Enterprises.